UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2012

HOMETRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (828) 259-3939

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 28, 2012, the Board of Directors of HomeTrust Bancshares, Inc. (the “Company”), upon the recommendation of the Governance and Nominating Committee of the Board, increased the number of directors of the Company from 12 to 13 and appointed Robert G. Dinsmore, Jr. to the newly created directorship, to serve in the class of directors whose terms will expire at the Company’s first annual meeting of stockholders.  Mr. Dinsmore also was appointed as a member of the Board’s Audit, Compliance and Enterprise Risk Management Committee.  A copy of the press release issued by the Company announcing the appointment of Mr. Dinsmore is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Dinsmore and any other persons pursuant to which he was selected as a director.  There are no transactions in which Mr. Dinsmore has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Mr. Dinsmore will receive the same annual retainer and meeting fees as the other directors of the Company.  The annual retainer is currently $7,000 and directors currently receive $1,950 for each Board meeting attended and $600 for each Board committee meeting attended, with fees for meetings attended by telephone reduced as follows: meeting length less than two hours, $100; meeting length two to four hours, $250; and meeting length over four hours, $600.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1	Press release dated August 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: August 30, 2012	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 29, 2012